Exhibit 10.5
Standard Form

Castle Biosciences, Inc.
Stock Option Grant Notice
(2018 Equity Incentive Plan)

Castle Biosciences, Inc. (the “Company”), pursuant to its 2018 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below.  This option is subject to all of the terms and conditions as set forth in this grant notice, in the Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.  Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms herein and the Plan, the terms of the Plan will control.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant:	☐	Incentive Stock Option[1]	☐	Nonstatutory Stock Option

Exercise Schedule:	☐	Same as Vesting Schedule	☐	Early Exercise Permitted

Vesting Schedule:
One-fourth (1/4th) of the shares vest one year after the Vesting Commencement Date, and the balance of the shares vest in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the Vesting Commencement Date, subject to Optionholder’s Continuous Service as of each such date [and the potential vesting acceleration described in Section 1 of the Option Agreement].

Payment:	By one or a combination of the following items (described in the Option Agreement):

	☒	By cash, check, bank draft or money order payable to the Company
	☒	Pursuant to a Regulation T Program if the shares are publicly traded
	☒	By delivery of already-owned shares if the shares are publicly traded
	☒	If and only to the extent this option is a Nonstatutory Stock Option, and subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement

Additional Terms/Acknowledgements:  Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement and the Plan.  Optionholder acknowledges and agrees that this Stock Option Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan.  Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of Common Stock pursuant to the option specified above and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception, if applicable, of (i) the written employment agreement, offer letter or other written agreement entered into between the Company and Optionholder specifying the terms that govern this option, and (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law.

[1]
If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year.  Any excess over $100,000 is a Nonstatutory Stock Option.

1

By accepting this option, Optionholder acknowledges having received and read this Stock Option Grant Notice, the Option Agreement and the Plan and agrees to all of the terms and conditions set forth in these documents. Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Castle Biosciences, Inc.		Optionholder

By:
	Signature		Signature

Title:		Date:

Date:

Attachments:  Option Agreement, 2018 Equity Incentive Plan and Notice of Exercise

2

Attachment I

Option Agreement

Castle Biosciences, Inc.
2018 Equity Incentive Plan

Option Agreement
(Incentive Stock Option or Nonstatutory Stock Option)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, Castle Biosciences, Inc. (the “Company”) has granted you an option under its 2018 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice.  The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”).  If there is any conflict between the terms in this Option Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan will have the meanings given to them in the Plan.

The details of your option, in addition to those set forth in the Grant Notice, are as follows:

1.          Vesting.  Your option will vest as provided in your Grant Notice.  Vesting will cease upon the termination of your Continuous Service. [“Double-Trigger” Vesting Acceleration Provision: Notwithstanding the foregoing, if a Change in Control occurs and upon or within twelve (12) months after the effective time of such Change in Control your Continuous Service terminates due to a termination by the Company (not including death or Disability) without Cause or due to your voluntary termination with Good Reason, then, as of the date of termination of Continuous Service, the vesting and exercisability of your option will be accelerated in full.

(a)         “Good Reason” means the occurrence of any of the following events, conditions or actions taken by the Company without Cause and without your written consent: (i) a material reduction of your annual base salary; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your annual base salary that is pursuant to a salary reduction program affecting substantially all of the similarly situated employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; (ii) a material reduction in your authority, duties or responsibilities; (iii) a relocation of your principal place of employment with the Company to a place that increases your one-way commute by more than fifty (50) miles as compared to your then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business); or (iv) a material breach by the Company of any provision of this Option Agreement or your employment agreement with the Company; provided, however, that in each case above, in order for your resignation to be deemed to have been for Good Reason, you must first give the Board written notice of the action or omission giving rise to “Good Reason” within thirty (30) days after the first occurrence thereof; the Company must fail to reasonably cure such action or omission within thirty (30) days after receipt of such notice (the “Cure Period”), and your resignation from all positions you hold with the Company must be effective not later than thirty (30) days after the expiration of such Cure Period.

(b)        If any payment or benefit you would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows:  (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest  economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section 1(b) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section 1(b) so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section 1(b), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.]

2.          Number of Shares and Exercise Price.  The number of shares of Common Stock subject to your option and your exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments.

3.          Exercise Restriction for Non-Exempt Employees.  If you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six (6) months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise your option as to any vested portion prior to such six (6) month anniversary in the case of (i) your death or Disability, (ii) a Corporate Transaction in which your option is not assumed, continued or substituted, (iii) a Change in Control or (iv) your termination of Continuous Service on your “retirement” (as defined in the Company’s benefit plans).

4.        Exercise prior to Vesting (“Early Exercise”).  If permitted in your Grant Notice (i.e., the “Exercise Schedule” indicates “Early Exercise Permitted”) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the unvested portion of your option; provided, however, that:

(a)        a partial exercise of your option will be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;

(b)         any shares of Common Stock so purchased from installments that have not vested as of the date of exercise will be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement;

(c)         you will enter into the Company’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

(d)        if your option is an Incentive Stock Option, then, to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the shares of Common Stock with respect to which your option plus all other Incentive Stock Options you hold are exercisable for the first time by you during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), your option(s) or portions thereof that exceed such limit (according to the order in which they were granted) will be treated as Nonstatutory Stock Options.

5.           Method of Payment.  You must pay the full amount of the exercise price for the shares you wish to exercise.  You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)       Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.  This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”.

(b)        Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise.  “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company.  You may not exercise your option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c)         If this option is a Nonstatutory Stock Option, subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.  You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment.  Shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter if those shares (i) are used to pay the exercise price pursuant to the “net exercise,” (ii) are delivered to you as a result of such exercise, and (iii) are withheld to satisfy your tax withholding obligations.

6.           Whole Shares.  You may exercise your option only for whole shares of Common Stock.

7.         Securities Law Compliance.  In no event may you exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if not registered, the Company has determined that such exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act.  The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable).

8.          Term.  You may not exercise your option before the Date of Grant or after the expiration of the option’s term.  The term of your option expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

(a)          immediately upon the termination of your Continuous Service for Cause;

(b)         three (3) months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 8(d) below); provided, however, that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the section above relating to “Securities Law Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service; provided further, if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six (6) months after the Date of Grant, and (iii) you have vested in a portion of your option at the time of your termination of Continuous Service, your option will not expire until the earlier of (x) the later of (A) the date that is seven (7) months after the Date of Grant, and (B) the date that is three (3) months after the termination of your Continuous Service, and (y) the Expiration Date;

(c)         twelve (12) months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 8(d)) below;

(d)        eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;

(e)         up to the maximum duration permitted under IRS regulations after the termination of your Continuous Service for any reason other than Cause if, as of the date of the termination of your Continuous Service, you have completed at least five (5) years of Continuous Service with the Company;

(f)           the Expiration Date indicated in your Grant Notice; or

(g)          the day before the tenth (10th) anniversary of the Date of Grant.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability.  The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

9.           Exercise.

(a)        You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)        By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.

(c)        If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the Date of Grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

(d)        By accepting your option you agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company held by you, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2241 or any successor or similar rule~~s~~ or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this section will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period.  You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto.  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period.  You also agree that any transferee of any shares of Common Stock (or other securities) of the Company held by you will be bound by this Section 9(d).  The underwriters of the Company’s stock are intended third party beneficiaries of this Section 9(d) and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

10.       Transferability.  Except as otherwise provided in this Section 10, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a)          Certain Trusts.  Upon receiving written permission from the Board or its duly authorized designee, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the option is held in the trust.  You and the trustee must enter into transfer and other agreements required by the Company.

(b)         Domestic Relations Orders.  Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2) that contains the information required by the Company to effectuate the transfer.  You are encouraged to discuss the proposed terms of any division of this option with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement.  If this option is an Incentive Stock Option, this option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(c)          Beneficiary Designation.  Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this option and receive the Common Stock or other consideration resulting from such exercise.  In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise this option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

11.        Right of First Refusal.  Shares of Common Stock that you acquire upon exercise of your option are subject to any right of first refusal that may be described in the Company’s bylaws in effect at such time the Company elects to exercise its right; provided, however, that if there is no right of first refusal described in the Company’s bylaws at such time, the right of first refusal described below will apply.  The Company’s right of first refusal will expire on the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on a national securities exchange or quotation system (the “Listing Date”).

(a)         Prior to the Listing Date, you may not validly Transfer (as defined below) any shares of Common Stock acquired upon exercise of your option, or any interest in such shares, unless such Transfer is made in compliance with the following provisions:

(i)        Before there can be a valid Transfer of any shares of Common Stock or any interest therein, the record holder of the shares of Common Stock to be transferred (the “Offered Shares”) will give written notice (by registered or certified mail) to the Company.  Such notice will specify the identity of the proposed transferee, the cash price offered for the Offered Shares by the proposed transferee (or, if the proposed Transfer is one in which the holder will not receive cash, such as an involuntary transfer, gift, donation or pledge, the holder will state that no purchase price is being proposed), and the other terms and conditions of the proposed Transfer.  The date such notice is mailed will be hereinafter referred to as the “Notice Date” and the record holder of the Offered Shares will be hereinafter referred to as the “Offeror.”  If, from time to time, there is any stock dividend, stock split or other change in the character or amount of any of the outstanding Common Stock which is subject to the provisions of your option, then in such event any and all new, substituted or additional securities to which you are entitled by reason of your ownership of the shares of Common Stock acquired upon exercise of your option will be immediately subject to the Company’s Right of First Refusal (as defined below) with the same force and effect as the shares subject to the Right of First Refusal immediately before such event.

(ii)         For a period of thirty (30) calendar days after the Notice Date, or such longer period as may be required to avoid the classification of your option as a liability for financial accounting purposes, the Company will have the option to purchase all (but not less than all) of the Offered Shares at the purchase price and on the terms set forth in Section 11(a)(iii) (the Company’s “Right of First Refusal”).  In the event that the proposed Transfer is one involving no payment of a purchase price, the purchase price will be deemed to be the Fair Market Value of the Offered Shares as determined in good faith by the Board in its discretion.  The Company may exercise its Right of First Refusal by mailing (by registered or certified mail) written notice of exercise of its Right of First Refusal to the Offeror prior to the end of said thirty (30) days (including any extension required to avoid classification of the option as a liability for financial accounting purposes).

(iii)       The price at which the Company may purchase the Offered Shares pursuant to the exercise of its Right of First Refusal will be the cash price offered for the Offered Shares by the proposed transferee (as set forth in the notice required under Section 11(a)(i)), or the Fair Market Value as determined by the Board in the event no purchase price is involved.  To the extent consideration other than cash is offered by the proposed transferee, the Company will not be required to pay any additional amounts to the Offeror other than the cash price offered (or the Fair Market Value, if applicable).  The Company’s notice of exercise of its Right of First Refusal will be accompanied by full payment for the Offered Shares and, upon such payment by the Company, the Company will acquire full right, title and interest to all of the Offered Shares.

(iv)       If, and only if, the option given pursuant to Section 11(a)(ii) is not exercised, the Transfer proposed in the notice given pursuant to Section 11(a)(i) may take place; provided, however, that such Transfer must, in all respects, be exactly as proposed in said notice except that such Transfer may not take place either before the tenth (10th) calendar day after the expiration of the thirty (30) day Notice Period or after the ninetieth (90th) calendar day after the expiration of the thirty (30) day Notice Period, and if such Transfer has not taken place prior to said ninetieth (90th) day, such Transfer may not take place without once again complying with this Section 11(a).  The Notice Period in this Section 11(a)(iv) will be adjusted to include any extension required to avoid the classification of your option as a liability for financial accounting purposes.

(b)        As used in this Section 11 and in Section 12 below, the term “Transfer” means any sale, encumbrance, pledge, gift or other form of disposition or transfer of shares of Common Stock or any legal or equitable interest therein; provided, however, that the term Transfer does not include a transfer of such shares or interests by will or intestacy to your Immediate Family (as defined below).  In such case, the transferee or other recipient will receive and hold the shares of Common Stock so transferred subject to the provisions of this Section, and there will be no further transfer of such shares except in accordance with the terms of this Section 11.  As used herein, the term “Immediate Family” will mean your spouse, the lineal descendant or antecedent, father, mother, brother or sister, child, adopted child, grandchild or adopted grandchild of you or your spouse, or the spouse of any child, adopted child, grandchild or adopted grandchild of you or your spouse.

(c)         None of the shares of Common Stock purchased on exercise of your option will be transferred on the Company’s books nor will the Company recognize any such Transfer of any such shares or any interest therein unless and until all applicable provisions of this Section 11 have been complied with in all respects.  The certificates of stock evidencing shares of Common Stock purchased on exercise of your option will bear an appropriate legend referring to the transfer restrictions imposed by this Section 11.

(d)         To ensure that the shares subject to the Company’s Right of First Refusal will be available for repurchase by the Company, the Company may require you to deposit the certificates evidencing the shares that you purchase upon exercise of your option with an escrow agent designated by the Company under the terms and conditions of an escrow agreement approved by the Company.  If the Company does not require such deposit as a condition of exercise of your option, the Company reserves the right at any time to require you to so deposit the certificates in escrow.  As soon as practicable after the expiration of the Company’s Right of First Refusal, the agent will deliver to you the shares and any other property no longer subject to such restriction.  In the event the shares and any other property held in escrow are subject to the Company’s exercise of its Right of First Refusal, the notices required to be given to you will be given to the escrow agent, and any payment required to be given to you will be given to the escrow agent.  Within thirty (30) days after payment by the Company for the Offered Shares, the escrow agent will deliver the Offered Shares that the Company has repurchased to the Company and will deliver the payment received from the Company to you.

12.         Right of Repurchase.

(a)         Shares of Common Stock that you acquire upon exercise of your option are subject to any right of repurchase that may be described in the Company’s bylaws in effect at such time the Company elects to exercise its right; provided, however, that if there is no right of repurchase described in the Company’s bylaws at such time, the right of repurchase described below will apply.  The Company’s right of repurchase will expire on the Listing Date.

(b)         The Company may elect (but is not obligated) to repurchase all or any part of the shares of Common Stock that you acquire upon exercise of your option (the Company’s “Repurchase Right”).  If, from time to time, there is any stock dividend, stock split or other change in the character or amount of any of the outstanding Common Stock which is subject to the provisions of your option, then in such event any and all new, substituted or additional securities to which you are entitled by reason of your ownership of the shares of Common Stock acquired upon exercise of your option will be immediately subject to this Repurchase Right with the same force and effect as the shares subject to the Company’s Repurchase Right immediately before such event.

(c)         The Company’s Repurchase Right will be exercisable only within the ninety (90) day period following a Repurchase Event (as defined below) (or such longer period as may be required to avoid classification of the option as a liability for financial accounting purposes), or such longer period as may be agreed to by the Company and you (the “Repurchase Period”).  Each of the following events will constitute a “Repurchase Event”:

(i)          Termination of your Continuous Service for any reason or no reason, with or without Cause, including death or Disability, in which event the Repurchase Period will commence on the date of termination of your Continuous Service (or in the case of a post-termination exercise of your option, the date of such exercise).

(ii)        You, your legal representative, or other holder of shares of Common Stock acquired upon exercise of your option attempts to Transfer (as defined in Section 11 above) any of the shares without compliance with the right of first refusal provisions contained in Section 11 above, in which event the Repurchase Period will commence on the date the Company receives actual notice of such attempted Transfer.

(iii)        The receivership, bankruptcy, or other creditor’s proceeding regarding you or the taking of any of the shares by legal process, such as a levy of execution, in which event the Repurchase Period will commence on the date the Company receives actual notice of the commencement of pendency of the receivership, bankruptcy or other creditor’s proceeding or the date of such taking, as the case may be, and the Fair Market Value of the shares will be determined as of the last day of the month preceding the month in which the proceeding involved commenced or the taking occurred.

(d)       The Company will not exercise its Repurchase Right for less than all of the shares without your consent, will exercise its Repurchase Right only for cash or cancellation of purchase money indebtedness for the shares of Common Stock and will give you written notice (by registered or certified mail) accompanied by payment for the shares of Common Stock within ninety (90) calendar days after the Repurchase Event or, if later, ninety (90) calendar days after a proper purchase of shares following such Repurchase Event (i.e., upon exercise of the option), including after any extension of the Repurchase Period for financial accounting purposes.

(e)          The repurchase price will be equal to the shares’ Fair Market Value on the date of repurchase.

(f)         To ensure that the shares subject to the Company’s Repurchase Right will be available for repurchase by the Company, the Company may require you to deposit the certificates evidencing the shares that you purchase upon exercise of your option with an escrow agent designated by the Company under the terms and conditions of an escrow agreement approved by the Company.  If the Company does not require such deposit as a condition of exercise of your option, the Company reserves the right at any time to require you to so deposit the certificates in escrow.  As soon as practicable after the expiration of the Company’s Repurchase Right, the agent will deliver to you the shares of Common Stock and any other property no longer subject to such restriction.  In the event the shares and any other property held in escrow are subject to the Company’s exercise of its Repurchase Right, the notices required to be given to you will be given to the escrow agent, and any payment required to be given to you will be given to the escrow agent.  Within thirty (30) days after payment by the Company for the shares, the escrow agent will deliver the shares that the Company has purchased to the Company and will deliver the payment received from the Company to you.

13.         Option not a Service Contract.  Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment.  In addition, nothing in your option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

14.         Withholding Obligations.

(a)        At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b)        If this option is a Nonstatutory Stock Option, then upon your request and subject to approval by the Company, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes).  If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option.  Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise.  Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)          You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied.  Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company will have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein, if applicable, unless such obligations are satisfied.

15.        Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option. Because the Common Stock is not traded on an established securities market, the Fair Market Value is determined by the Board, perhaps in consultation with an independent valuation firm retained by the Company. You acknowledge that there is no guarantee that the Internal Revenue Service will agree with the valuation as determined by the Board, and you will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that the valuation determined by the Board is less than the “fair market value” as subsequently determined by the Internal Revenue Service.

16.        Notices.  Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.  The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means.  By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.         Governing Plan Document.  Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan.  If there is any conflict between the provisions of your option and those of the Plan, the provisions of the Plan will control.  Your option (and any compensation paid or shares issued under your option) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

18.        Effect on Other Employee Benefit Plans.  The value of this option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

19.         Stockholder Rights.  You will not have any rights as a stockholder of the Company with respect to the shares to be issued pursuant to this option until such shares are issued to you.   Upon such issuance, you will obtain full rights as a stockholder of the Common Stock of the Company.  Nothing contained in this option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

20.        Choice of Law. The interpretation, performance and enforcement of this Option Agreement shall be governed by the laws of the State of Delaware without regard to that state’s conflicts of laws rules.

21.         Severability.  If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

22.         Miscellaneous.

(a)         The rights and obligations of the Company under your option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)         You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your option.

(c)          You acknowledge and agree that you have reviewed your option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your option, and fully understand all provisions of your option.

(d)         This Option Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)         All obligations of the Company under the Plan and this Option Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

* * * * *

This Option Agreement shall be deemed to be signed by the Company and the Optionholder upon the signing by the Optionholder of the Stock Option Grant Notice to which it is attached.

Attachment II

2018 Equity Incentive Plan

Attachment III

Notice of Exercise

NOTICE OF EXERCISE

Castle Biosciences, Inc.
[Address]
[Address]	Date of Exercise:

This constitutes notice to Castle Biosciences, Inc. (the “Company”) under my stock option that I elect to purchase the below number of shares of Common Stock of the Company (the “Shares”) for the price set forth below.

Type of option (check one):	Incentive ☐	Nonstatutory ☐

Stock option dated:

Number of Shares as to which option is exercised:

Certificates to be issued in name of:

Total exercise price:	$	$

Cash, check, bank draft or money order payment delivered herewith:	$	$

[Value of ________ Shares delivered herewith[1]:	$	$	]

[Value of ________ Shares pursuant to net exercise[2]:	$	$	]

[Regulation T Program (cashless exercise3):	$	$	]

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the 2018 Equity Incentive Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (iii) if this exercise relates to an incentive stock option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the Shares issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such Shares are issued upon exercise of this option.

[1]
Shares must meet the public trading requirements set forth in the option.  Shares must be valued in accordance with the terms of the option being exercised, and must be owned free and clear of any liens, claims, encumbrances or security interests.  Certificates must be endorsed or accompanied by an executed assignment separate from certificate.

[2]	The option must be a Nonstatutory Stock Option, and Castle Biosciences, Inc. must have established net exercise procedures at the time of exercise, in order to utilize this payment method.
[3]	Shares must meet the public trading requirements set forth in the option.

1

I hereby make the following certifications and representations with respect to the number of Shares listed above, which are being acquired by me for my own account upon exercise of the option as set forth above:

I acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are deemed to constitute “restricted securities” under Rule 701 and Rule 144 promulgated under the Securities Act.  I warrant and represent to the Company that I have no present intention of distributing or selling said Shares, except as permitted under the Securities Act and any applicable state securities laws.

I further acknowledge that I will not be able to resell the Shares for at least ninety (90) days after the stock of the Company becomes publicly traded (i.e., subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934) under Rule 701 and that more restrictive conditions apply to affiliates of the Company under Rule 144.

I further acknowledge that all certificates representing any of the Shares subject to the provisions of the Option shall have endorsed thereon appropriate legends reflecting the foregoing limitations, as well as any legends reflecting restrictions pursuant to the Company’s articles of incorporation, bylaws and/or applicable securities laws.

I further agree that, if required by the Company (or a representative of the underwriters) in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, I will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act (or such longer period as the underwriters or the Company shall request to facilitate compliance with FINRA Rule 2241 or any successor or similar rule or regulation) (the “Lock-Up Period”).  I further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto.  In order to enforce the foregoing covenant, the Company may impose stop‑transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

Very truly yours,

2